Exhibit 99.1

Contact:	Dave Farmer
508-293-7206
dave.farmer@emc.com

EMC Expands Board of Directors with Appointment of
José E. Almeida and Donald J. Carty

HOPKINTON, Mass, -- January 12, 2015 -- EMC Corporation (NYSE:EMC) today announced the appointment of José (Joe) E. Almeida and Donald J. Carty to the EMC Board of Directors, effective immediately. With these additions, the EMC Board has been expanded to 13 directors. Mr. Almeida is currently Chairman, President and Chief Executive Officer of Covidien plc. Mr. Carty is the retired Chairman and Chief Executive Officer of AMR Corporation and American Airlines, and retired Vice Chairman and Chief Financial Officer of Dell, Inc.

Joe Tucci, EMC Chairman and Chief Executive Officer, said, “Joe Almeida and Don Carty are two highly experienced leaders of major global corporations who will bring added depth and insights to our Board of Directors. We are delighted to welcome both Joe and Don to the Board.”

EMC’s Corporate Governance and Nominating Committee identified Messrs. Almeida and Carty through its process of outreach, including extensive independent search efforts as well as consideration of candidates recommended by shareholders, consistent with the Committee’s past practice. Elliott Management worked collaboratively with EMC to identify and review candidates. After thorough evaluation of candidate qualifications in light of the EMC Board’s criteria, the Committee recommended the appointment of Messrs. Almeida and Carty to the EMC Board.

Jesse Cohn, portfolio manager at Elliott Management, stated, “Both Joe and Don are strong and experienced executives, and we believe they will bring invaluable perspectives to the Board’s ongoing review of EMC’s strategic direction.”

In connection with the EMC Board’s decision to add the two new board members, Elliott has agreed to certain limited standstill and voting provisions through September 2015, including voting in favor of the Company’s proposed slate of directors at EMC’s 2015 Annual Meeting of Shareholders.

Mr. Almeida, 52, has served as Chairman of Covidien plc since 2012 and as President, Chief Executive Officer and a Director since July 2011. He currently serves on the Board of Directors of State Street Corporation. A native of Brazil, Mr. Almeida attended Escola de Engenharia Maua in São Paulo.

Mr. Carty, 68, served as Chairman and CEO of AMR Corporation from 1998 to 2003. He currently serves as Chairman of Virgin America Airlines, Inc. and is a director of Canadian National Railway Company and Talisman Energy Inc. Born in Toronto, Ontario, Mr. Carty attended Queen’s University and Harvard Business School.

About EMC

EMC Corporation is a global leader in enabling businesses and service providers to transform their operations and deliver IT as a service. Fundamental to this transformation is cloud computing. Through innovative products and services, EMC accelerates the journey to cloud computing, helping IT departments to store, manage, protect and analyze their most valuable asset -- information -- in a more agile, trusted and cost-efficient way. Additional information about EMC can be found at www.EMC.com.
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